Exhibit 99.1

Michael Portillo Named to Kerr-McGee Board of Directors

Oklahoma City, Feb. 1, 2006 - Michael Portillo, 52, has been elected to the Kerr-McGee Corp. (NYSE: KMG) board of directors, effective immediately.
Portillo has more than 30 years experience as a statesman and energy advisor. He most recently served as Conservative Member of Parliament for Kensington and Chelsea in the United Kingdom. He began his career in 1976, in the Conservative Research Department. In 1984, he won the Parliament election in Enfield Southgate and served in this seat for 13 years. He joined the government in 1986 and served in a variety of positions including member of the British Cabinet under Prime Ministers Margaret Thatcher and John Major. He also has served as Secretary of State for Defense, Chief Secretary to the Treasury, Minister for Education, Employment, Transportation and Environment, and as a special advisor to the secretary of state for energy.
Portillo was admitted to the Privy Council in 1992. In the 1990s, he became a recognized international journalist. He was re-elected to Parliament in Kensington and Chelsea in 1999 and subsequently served as Shadow Chancellor of the Exchequer. He left the House of Commons in 2005. He is a noted columnist and speaker and has a weekly political discussion program on BBC.
Portillo is a member of the board of directors of BAE Systems plc. He serves on the International Commission on Missing Persons in the former Yugoslavia and is the British chairman of the British-Spanish Tertulias.
Born in North London, Portillo attended Peterhouse, Cambridge, where he earned a degree in history.
Kerr-McGee is an Oklahoma City-based oil and natural gas exploration and production company focused in the U.S. onshore, deepwater Gulf of Mexico and select proven world-class hydrocarbon basins. In February, Kerr-McGee will celebrate 50 years listed on the NYSE under the ticker symbol “KMG.” For more information on Kerr-McGee, visit www.kerr-mcgee.com.

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Media contact:	John Christiansen Direct: 405-270-3995 Cell: 405-406-6574 jchristiansen@kmg.com

Investor contacts:	Rick Buterbaugh Direct: 405-270-3561	John Kilgallon Direct: 405-270-3521

06-11